Exhibit 99.1

Lotus Pharmaceuticals Announces Fiscal 2010 Financial Results

BEIJING, March 28, 2011 /PRNewswire-Asia-FirstCall/ -- Lotus Pharmaceuticals, Inc. (OTC Bulletin Board:LTUS.ob - News) ("Lotus" or the "Company"), a fast-growing, profitable developer, manufacturer and seller of medicine and drugs in the People's Republic of China ("PRC"), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010. Summary financial data is provided below:

Fiscal Year 2010 Financial Highlights

•	Revenues for the 2010 fiscal year increased by 28.7% year-over-year to $72.7 million, up from $56.5 million in 2009.

○	Wholesale revenue was $51.4 million, or 70.7% of total revenues.
○	Retail revenues were $21.3 million, or 29.3% of total revenues.

•	Gross profit for the year was $39.8 million, an increase of 26.6% compared to $31.4 million in 2009. Gross margin was 54.7% and 55.6% in 2010 and 2009, respectively.

•	Adjusted* net income increased 16.7% to $21.2 million, compared to $18.2 million in 2009

•	GAAP net income decreased 12.2% year-over-year to $14.4 million, compared to $16.4 million in the previous year

•	Earnings per diluted share were $0.54 for the year, compared with diluted EPS of $0.66 achieved in the previous year

Fourth Quarter Financial Highlights

•	Revenues for the three months ended December 31, 2010 increased by 21.9% year-over-year to $20.1 million, up from $16.5 million in the fourth quarter of 2009

○	Wholesale revenues were $13.9 million, or 69.0% of total revenues
○	Retail revenues were $6.2 million, or 31.0% of total revenues

•

Gross profit for the fourth quarter was $10.5 million, an increase of 25.2% compared to $8.4 million in 2009. Gross margin was 52.1% and 50.8% for the three months ended December 31, 2010 and 2009, respectively.

•	Adjusted* net income decreased 26.6% to $3.2 million, compared to $4.4 million in 2009

•	GAAP net loss for the three months ended December 31, 2010 was $3.5 million.

•	Loss per diluted share was $0.13 for the quarter, compared with diluted EPS of $0.11 achieved in the same period a year ago

*2010 net income adjusted for one-time impairment loss of $6.8 million ($0.25 on a diluted EPS basis) on construction in progress in Inner Mongolia. 2009 net income adjusted for one-time property and equipment impairment loss of $1.7 million ($0.07 on a diluted EPS basis) to recognize the removal of a portion of a Beijing En Ze Jia Shi building in order to construct the new Beijing facility.

Mr. Zhongyi Liu, Chairman and CEO of Lotus, stated, "We continued to expand our business in 2010 and saw especially strong growth of 83% in our retail sales segment. We entered the market for direct sales to over-the-counter drugstores in Beijing in 2010 and have already experienced tremendous success, serving more than 1,000 OTC drugstores in addition to our own 10 stores. We expect this channel to continue being a major sales growth driver in the coming year. Construction of our Beijing facility continues to progress, and we anticipate significant efficiency improvements and additional capacity for growth once we move into the new building."

Mr. Liu continued, "We plan to focus our capital expenditures in the foreseeable future on the completion of our Beijing facility and our core business in Beijing; as a result, we recognized a one-time, non-cash impairment loss for construction expenditures on our property in Inner Mongolia in 2010. Lotus has a well-established nationwide sales and distribution network, strong product development capabilities, and access to capital. Due to the trends of consolidation and increasing regulatory oversight in China's pharmaceuticals industry, we believe these characteristics position Lotus to emerge as an industry leader."

Fiscal Year 2010 Results of Operations

Revenues

Revenues for the fiscal year ended December 31, 2010 were $72.7 million, compared to $56.5 million in 2009. The increase of 28.7%, or $16.2 million, was primarily due to increased sales from the Company's five new wholesale drugs added to its wholesale distribution channel in fiscal 2010. Wholesale revenue increased 14.7% year-over-year to $51.4 million, or 70.7% of total revenues. Retail revenues increased 82.9% year-over-year to $21.3 million, or 29.3% of total revenues. The growth in retail revenues was primarily attributable to the success of the Company's sales force and new general manager for its Over-the-Counter Drug Division, which served the Company's ten stores and more than 1,000 other OTC drug stores in Beijing during fiscal 2010.

Gross Profit

Gross profit for the year ended December 31, 2010 was $39.8 million or 54.7% of total net revenues, as compared to $31.4 million or 55.6% of total net revenues for the year ended December 31, 2009.  The increase of 26.6%, or $8.3 million, was primarily attributable to the revenue growth and the margin improvement in the wholesale segment from 2009 to 2010. The increase in wholesale gross margin was offset by higher growth in the lower-margin retail segment, as well as lower unit sales prices and higher inventory turnover in Lotus' retail operations to compensate for a loss of warehouse space due to the construction of the new Beijing facility, causing overall gross margin to decline slightly.

Income from Operations

Operating income amounted to $14.5 million for the year ended December 31, 2010 as compared to operating income of $18.0 million for the previous year. The decrease of 19.2%, or $3.5 million, was due largely to a one-time property and equipment impairment loss recognized in the amount of $6,762,659 and an increase in professional fees. The Company purchased land in Inner Mongolia in 2008 and had originally intended to build a pharmaceutical manufacturing and storage facility on a portion of the property. Construction began in August 2008 and stopped because priority of capital expenditure was given to construction of the Company's new building complex in Beijing. Because management currently believes it is probable that Lotus will not move forward with the construction of the planned facility in Inner Mongolia, the Company recorded an impairment loss on the entire construction in progress in fiscal 2010.

Net Income

Net income for the year ended December 31, 2010 was $14.4 million as compared to $16.4 million for the year ended December 31, 2009, due to the reasons set forth above. Earnings per diluted share were $0.54 for the year, compared with diluted EPS of $0.66 for the previous year.

Non-GAAP net income in 2010, adjusted net of the non-cash asset impairment expense, was $21.2 million, as compared to non-GAAP adjusted net income of $18.2 million in 2009, representing a year-over-year increase of 16.7%. Adjusted diluted EPS was $0.78 and $0.73 for fiscal 2010 and 2009, respectively.

Liquidity and Capital Resources

As of December 31, 2010, the Company's current assets were $4.5 million and current liabilities were $8.1 million. Cash and cash equivalents totaled $1.3 million as of December 31, 2010. The Company's shareholders' equity at December 31, 2010 was $89.0 million. The Company generated $26.8 million in cash from operating activities in 2010, compared to $31.4 million in 2009. The Company used $29.4 million in net cash for investing activities during 2010, compared to $28.7 million in 2009.

Recent Business Highlights

•

The Company began constructing its headquarters building in March 2010. Once completed, this state-of-the-art building will host the Company's GMP manufacturing facility, a storage warehouse, an R&D center, a sales and marketing center, and administrative offices, as well as employee apartments. Currently the building is in its final external and internal furnishing stage. Due to a number of events that are out of the Company's control, such as a temporary ban on construction projects during the National People's Congress and Chinese People's Political Consultative Conference in March, and the requirement for government inspection at numerous stages of the construction to ensure the high quality of the building, the Company now expects to complete and move into the facility by the end of the year.

•

The Company's wholly owned subsidiary, En Ze Jia Shi Pharmaceuticals, has been issued a patent by the State Intellectual Property Office of the People's Republic of China for controlled-release oral gliclazide, which is commonly used to control mild to moderate adult-onset Type 2 diabetes. The patent covers the composition and preparation methods for the drug through 2028.

•

R-bambuterol, the Company's proprietary drug candidate for the treatment of asthma, entered the clinical trial stage in August 2010 and began Phase I clinical trials in November 2010. The Phase I studies were designed to evaluate the drug's safety, tolerability, and pharmacokinetics, and Lotus expected to enroll 78 healthy volunteers. Based on the contract with the clinical research organization (CRO), Beijing Zenith International Medical Science and Technology Development Company, management expects to receive the results from the Phase I trial in the second quarter of 2011.

•

Liang Fang Pharmaceutical Co., the Company's operating entity, signed contracts at the PHARMCHINA 64th National Drug Fair Conference with five additional regional distributors for the Company's products from multiple regions across China. The addition of the new distributors increases Lotus' sales distribution network from 195 hospitals and distributors to 200. In addition, the Company entered into distribution contracts with six pharmaceutical manufacturing companies and will act as the exclusive distributor for their products in the Beijing area.

•

The Company announced its plan to make the best use of its land asset in Inner Mongolia. Specifically, management plans to build a 100-mu pharmaceutical distribution center in Inner Mongolia, which is expected to begin construction in 2011. For the remaining approximately 900 mu of land, the Company plans to make the best use of the asset, including co-developing or selling it to a third party.

•

The Company announced that it will add an additional 9,000 sq. meters (97,000 sq. feet) to its new headquarters building in Chaoyang District, Beijing, which is currently under construction and is scheduled to be completed by the end of June 2011. The new construction will contain between 90 and 120 apartments for employees, bringing the total gross area to 34,000 sq. meters (366,000 sq. feet).

•

Lotus submitted an application for a listing on a U.S. national securities exchange in December 2010. In February, the Company received the initial comments from the exchange. The Company filed a response letter shortly thereafter and is currently waiting for a response from the exchange.

Business Outlook for 2011

Management anticipates that 2011 will be a transitional year for Lotus Pharmaceuticals, as the Company will be completing and moving into its new headquarters and shifting its focus to the wholesale business in Beijing and the surrounding areas. After the completion of the headquarters, the Company expects strong growth driven by the wholesale business in Beijing and surrounding areas starting in 2012.

The Company expects total revenue and profitability to be flat or slightly down in fiscal 2011 compared to 2010. Specifically, management anticipates continued growth in Lotus' retail business in 2011, driven primarily by strong growth in the OTC sales division. However, revenue from the wholesale business is expected to decrease in 2011, as the Company will lose revenue from one of its self-branded products, Muxin (an eye drop), due to the termination of its outsourcing agreement and inability to stock the product. In addition, the Company will undertake a strategic shift as management prepares to enter the wholesale market in Beijing.

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Wednesday, March 30, 2011 at 10:00 a.m. Eastern time (7:00 a.m. Pacific).

To participate in the call, please dial (877) 941-1430, or (480) 629-9667 for international calls, approximately 10 minutes prior to the scheduled start time.

A replay of the call will be available for two weeks from 1:00 p.m. EDT on March 30, 2011, until 11:59 p.m. EDT on April 13, 2011. The number for the replay is (877) 870-5176, or (858) 858-384-5517 for international calls; the passcode for the replay is 4428670.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. is a fast-growing, profitable developer and producer of drugs and a licensed national seller of pharmaceutical items in the People's Republic of China (PRC). Lotus operates its business through its two controlled entities: Liang Fang Pharmaceutical, Ltd. and En Ze Jia Shi Pharmaceutical, Ltd. Lotus' current drug development is focused on the treatment of cerebro-cardiovascular diseases, asthma and diabetes. Liang Fang sells drugs directly and indirectly through its national sales channels to hospitals, clinics and drugs stores in 30 provinces of the PRC.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

At the Company:

Xing Shen, Ph.D.

VP of Corporate Development

Lotus Pharmaceuticals, Inc.

Ph: 415-690-7688

Email: shen@lotuspharma.com

Web: http://www.lotuspharma.com

Investor Relations:

Dave Gentry, President

RedChip Companies, Inc.

Tel: +1-800-733-2447, Ext. 104

Email: info@redchip.com

Web: http://www.redchip.com

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2010	2009
NET REVENUES:
Wholesale	$51,412,468	$44,842,525
Retail	21,284,150	11,639,923

Total Net Revenues	72,696,618	56,482,448

COST OF REVENUES:
Wholesale	16,801,703	16,700,366
Retail	16,114,496	8,351,354

Total Cost of Revenues	32,916,199	25,051,720

GROSS PROFIT	39,780,419	31,430,728

OPERATING EXPENSES:
Selling expenses	10,392,378	8,040,161
Research and development expenses	86,545	—
Impairment loss	6,762,659	1,719,884
General and administrative expenses	8,016,353	3,693,869

Total Operating Expenses	25,257,935	13,453,914

INCOME FROM OPERATIONS	14,522,484	17,976,814

OTHER INCOME (EXPENSE):
Debt issuance costs	(52,226)	(412,184)
Other income	784,461	1,342,197
Interest income	3,142	48,520
Interest expense	(612,626)	(2,154,373)

Total Other Income (Expense)	122,751	(1,175,840)

INCOME BEFORE INCOME TAXES	14,645,235	16,800,974

INCOME TAXES	220,292	368,680

NET INCOME	$14,424,943	$16,432,294

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	2,789,989	131,989

COMPREHENSIVE INCOME	$17,214,932	$16,564,283

NET INCOME PER COMMON SHARE:
Basic	$0.55	$0.74
Diluted	$0.54	$0.66

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	26,177,900	22,104,928
Diluted	26,996,397	25,023,191

The accompanying notes are an integral part of these consolidated financial statements

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash	$1,339,972	$3,945,740
Accounts receivable	1,973,150	1,784,194
Security deposit	16,682	16,132
Inventories	634,583	1,039,867
Prepaid expenses	577,077	856,691
Deferred debt costs	—	52,226

Total Current Assets	4,541,464	7,694,850

PROPERTY AND EQUIPMENT, net	39,337,935	16,223,775

OTHER ASSETS
Prepaid expenses	—	1,359,583
Land use right held for development	29,236,891	—
Deposits and Installments on intangible assets	9,528,419	9,214,299
Land use right, net	12,932,421	41,673,492
Other intangible assets, net	7,607,485	8,214,936

Total Assets	$103,184,615	$84,380,935

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$37,829	$—
Other payables and accrued liabilities	3,441,466	2,690,684
Taxes payable	2,024,565	3,131,908
Unearned revenue	504,442	1,163,771
Due to related parties	2,042,376	1,490,649
Series A convertible redeemable preferred stock, $.001 par value; 10,000,000 shares authorized; 607,107 and 4,967,959 shares issued and outstanding at December 31, 2010 and 2009, respectively, net of discount	—	4,170,572

Total Current Liabilities	8,050,678	12,647,584

LONG-TERM LIABILITIES:
Due to related parties	869,067	866,102
Notes payable - related parties	5,241,829	5,069,023

Total Liabilities	14,161,574	18,582,709

COMMITMENTS AND CONTIGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; 607,107 and 4,967,959 shares issued and outstanding at December 31, 2010 and 2009, respectively)	607	—
Common stock ($.001 par value; 100,000,000 and 200,000,000 shares authorized; 26,763,485 and 23,653,166 shares issued and outstanding at December 31, 2010 and 2009, respectively)	26,763	23,653
Additional paid—in capital	21,679,147	15,672,981
Statutory reserves	6,240,202	5,674,324
Retained earnings	53,925,101	40,066,036
Accumulated other comprehensive income	7,151,221	4,361,232

Total stockholders' Equity	89,023,041	65,798,226

Total Liabilities and Stockholders' Equity	$103,184,615	$84,380,935

The accompanying notes are an integral part of these consolidated financial statements

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,424,943	$16,432,294
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	480,046	425,895
Amortization of intangible assets	1,767,722	1,560,466
Loss on impairment	6,762,659	1,719,884
Amortization of deferred debt issuance costs	52,226	412,184
Amortization of discount on convertible redeemable preferred stock	151,553	1,196,106
Amortization of prepaid expense attributable to warrants	—	14,849
Warrants issued for service	170,041	—
Interest expense attributable to beneficial conversion feature of preferred shares	184,660	—
Stock issued for service	765,749	—
Stock issued for compensation	246,000	282,083
Interest expenses caused by escrow shares transfer	—	337,500
Changes in assets and liabilities:
Accounts receivable	(124,976)	4,361,619
Other receivable	—	(336)
Other receivable - related party	—	2,031,902
Inventories	429,879	2,755,869
Prepaid expenses	1,654,229	11,643
Accounts payable	36,898	(172,330)
Other payables and accrued liabilities	1,173,055	1,054,423
Taxes payable	(1,184,209)	(1,895,451)
Unearned revenue	(681,787)	596,414
Due to related parties	467,088	237,452

NET CASH PROVIDED BY OPERATING ACTIVITIES	26,775,776	31,362,466

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments on intangible assets	—	(17,581,071)
Purchase of property and equipment	(29,448,568)	(11,118,884)

NET CASH USED IN INVESTING ACTIVITIES	(29,448,568)	(28,699,955)

CASH FLOWS FROM FINANCING ACTIVITIES:

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—

EFFECT OF EXCHANGE RATE ON CASH	67,024	4,421

NET (DECREASE) INCREASE IN CASH	(2,605,768)	2,666,932

CASH - beginning of year	3,945,740	1,278,808

CASH - end of year	$1,339,972	$3,945,740

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$647,189	$—

Non-cash investing and financing activities:
Common stock issued for conversion of convertible redeemable preferred stock	$4,048,200	$1,110,000
Convertible redeemable preferred stock reclassified to permanent equity	$595,233	$—

The accompanying notes are an integral part of these consolidated financial statements